Exhibit 10.9

WECOSIGN Inc.
3400 West MacArthur Blvd Suite I
Phone 714-556-6800

May 13th 2009

Offer of employment

Dear Jeff:

JOB OFFER:

WECOSIGN Inc. is pleased to offer you a jab as our C.F.O.. We trust that your knowledge, skills and experience will be among our most valuable assets.

Should you accept this job offer, per company policy you'll be eligible to receive the following beginning on your hire date.

•
Salary: Annual gross starting salary of to be paid on the first day of each month. This salary will be reviewed at the end of 90 days and be subject to an agreed increase, as long as the increase is not unreasonable, such permission shall not be withheld.

•	Your employment at WECOSIGN is offered at will, and may be terminated without reason, at any time without consequence salary adjustments, or severance pay,

To Accept This Job Offer:

1.Sign and date this job offer letter where indicated below.
2.Sign and date the enclosed Non-Disclosure Agreement where indicated.

1.  Additional Duties and Terms

We at WECOSIGN Inc hope that you'll accept this job offer and look forward to welcoming you aboard. Your immediate supervisor will be Frank Jakubaitis, Chairman and C,E,O.

(a)
Additionally as C.F.O, you will have a duty of responsibility in regard to the financial affairs of WECOSIGN to include but not limited to the strict non-disclosure of individual employee's payroll, vendor account balances and or passwords or programs in part or in whole to computer programs that access any of WECOSIGNS financial records or affairs.

(b)	You will be expected to conduct yourself ethically and honestly, while dealing with the financial affairs of WECOSIGN. You will be expected to perform all of the duties required of a C.F.O.

(c)
You will report any suspicious or unethical financial dealings that you uncover directly to the Chairman in writing under your signature, (ie) Unless such activity is reported in writing on a confidential basis (receipt requested) ; to Frank Iakubaitis, it will be considered to have no merit.

(d)	You will be expected to raise additional money from time to time, and in view of our upcoming IPO you may be expected to travel occasionally at the expense of WECOSIGN and participate in a road show.

(e)
More specifically as you are aware your brother is employed at WECOSIGN as well. It is specifically agreed to between you and the company, that no information, passwords, details or programs of a financial nature will be shared with your brother Carlos Padilla III

2008

NON -DISCLOSURE
AGREEMENT

WECOSIGN™

PLEASE SIGN AND FAX BACK TO 714-556-6803

WECOSIGN Inc. Nondisclosure Agreement

This Nondisclosure Agreement (the "Agreement") is entered into by and between WECOSIGN Inc, a California Corporation with its principal office at :3400 West MacArthur Blvd :Suite I, Santa Ana, California 92704 and JEFF PADILLA and entered into for the purpose of preventing the unauthorized disclosure of Confidential Information as defined below. The above parties agree to enter into a confidential relationship with respect to the disclosure of certain proprietary and confidential information contained in the ("Private Placement Memorandum, and associated affiliate documents and certain published proprietary business architecture and or models of WECOSIGN Inc").

1. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" shall include all information or material that has or could have commercial value or other utility in the business in which Disclosing Party is engaged. if Confidential information is in written form, the Disclosing Party shall label or stamp the materials with the word "Confidential" or some similar warning. If Confidential Information is transmitted orally, the Disclosing Party shall promptly provide a writing indicating that such oral communication constituted Confidential Information.

2. Exclusions from Confidential Information. Receiving Party's obligations under this Agreement do not extend to information that is: (a) publicly known at the time of disclosure or subsequently becomes publicly known through no fault of the Receiving Party; (b) discovered or created by the Receiving Party before disclosure by Disclosing Party; (c) learned by the Receiving Party through legitimate means other than from the Disclosing Parry or Disclosing Party's representatives; or (d) is disclosed by Receiving Party with Disclosing Party's prior written approval.

3. Obligations of Receiving Party. Receiving Party shall hold and maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the Disclosing Party. Receiving Party shall carefully restrict access to Confidential Information to employees, contractors and third parties as is reasonably required and shall require those persons to sign nondisclosure restrictions at least as protective as those in this Agreement. Receiving Party shall not, without prior written approval of Disclosing Party, use for Receiving Party's own benefit, publish, copy, or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of Disclosing Party, any Confidential Information. Receiving Party shall return to Disclosing Party any and all records, notes, and other written, printed, or tangible materials in its possession pertaining to Confidential Information immediately if Disclosing Party requests it in writing.

4. Time Periods. The nondisclosure provisions of this Agreement shall survive the termination of this Agreement and Receiving Party's duty to hold Confidential Information in confidence shall remain in effect until the Confidential Information no longer qualifies as a trade secret or until Disclosing Party sends Receiving Party written notice releasing Receiving Party from this Agreement, whichever occurs first.